Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

EMERGENT BIOSOLUTIONS INC.

AND

APTEVO THERAPEUTICS INC.

DATED AS OF [●], 2016

i

Schedules & Exhibits:

Exhibit:
Exhibit A	Services Managers
Exhibit B	Quality Agreement

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of [●], 2016 (this “Agreement”), is entered into by and between Emergent BioSolutions Inc., a Delaware corporation (“Emergent”), and Aptevo Therapeutics Inc., a Delaware corporation (“Aptevo”). Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Separation and Distribution Agreement, dated as of the date hereof, by and between Emergent and Aptevo (as amended, modified or supplemented from time to time in accordance with its terms, the “SDA”).

RECITALS

WHEREAS, the board of directors of Emergent has determined that it is in the best interests of Emergent and its shareholders that the Aptevo Business be operated by a newly incorporated publicly traded company;

WHEREAS, Emergent and Aptevo have entered into the SDA;

WHEREAS, in order to facilitate and provide for an orderly transition under the SDA, the Parties (as defined herein) desire to enter into this Agreement to set forth the terms and conditions pursuant to which members of the Emergent Group shall provide to members of the Aptevo Group the Services (as defined herein) for a transitional period; and

WHEREAS, the SDA requires execution and delivery of this Agreement by Emergent and Aptevo on or prior to the Distribution Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Agreement” shall have the meaning set forth in the Preamble.

“Additional Services” shall have the meaning set forth in Section 2.04.

“Aptevo” shall have the meaning set forth in the Preamble.

“Aptevo Local Service Manager” shall have the meaning set forth in Section 8.08(b).

“Aptevo Services Manager” shall have the meaning set forth in Section 8.08(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Emergent” shall have the meaning set forth in the Preamble.

“Emergent Local Service Manager” shall have the meaning set forth in Section 8.08(a).

“Emergent Services Manager” shall have the meaning set forth in Section 8.08(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version thereof or any similar non-U.S. law), any current or future regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from taxes under such provisions), and any intergovernmental agreements and any agreements entered into pursuant to Section 1471(b) of the Code.

“Interest Payment” shall have the meaning set forth in Section 4.01(d).

“Party” shall mean Emergent and Aptevo individually, and “Parties” means Emergent and Aptevo collectively, and, in each case, their permitted successors and assigns.

“Provider” shall mean any member of the Emergent Group providing (or causing to be provided) a Service under this Agreement.

“Provider Host Systems” shall mean the information technology systems and platforms of the Provider.

“Provider Indemnified Party” shall have the meaning set forth in Section 6.05.

“Provider Individual User” shall mean those employees and contractors of the Provider who have a need to access the Recipient Host Systems in order to provide the Services.

“Quality Agreement” shall mean the Quality Agreement by and between Aptevo and Emergent attached hereto as Exhibit B.

“Recipient” shall mean any member of the Aptevo Group to whom a Service under this Agreement is being provided.

“Recipient Host Systems” shall mean the information technology systems and platforms of the Recipient.

“Recipient Indemnified Party” shall have the meaning set forth in Section 6.06.

“Recipient Individual User” shall mean those employees and contractors of the Recipient who have a need to access the Provider Host Systems in order to receive the Services.

“Reimbursement Charges” shall have the meaning set forth in Section 4.01(c).

“Schedule(s)” shall have the meaning set forth in Section 2.01.

“SDA” shall have the meaning set forth in the Preamble.

“Service Charges” shall have the meaning set forth in Section 4.01(a).

“Services” shall have the meaning set forth in Section 2.01.

“Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 4.02(a).

“VAT” shall have the meaning set forth in Section 4.02(a).

ARTICLE II

SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01. Services. Subject to the terms and conditions of this Agreement, Emergent shall use commercially reasonable efforts to provide or cause to be provided to the Recipient the services (the “Services”) listed on Schedules A-1 through A-[●] (each a “Schedule”, and collectively, the “Schedules”) in accordance with the terms and conditions of this Agreement. For the avoidance of doubt, Services provided in different regions or countries (as indicated by such Services being listed on different subparts of the Schedules hereto) shall be considered separate Services hereunder, notwithstanding that such Services may be similar in nature. All of the Services shall be for the sole use and benefit of the respective Recipient and the members of its Group. Emergent shall be responsible for all actions and omissions of each Provider under this Agreement, and Aptevo shall be responsible for all actions and omissions of each Recipient under this Agreement. The Quality Agreement shall, together with this Agreement, apply to the provision of any Service solely to the extent such Service relates to quality assurance matters and is within the subject matter of the Quality Agreement. In the event of any conflict or inconsistency between the Quality Agreement and this Agreement solely with respect to quality assurance matters, the Quality Agreement shall control. In the event of any other conflict or inconsistency (including, for the avoidance of doubt, with respect to the respective remedies of the parties with respect to any Service), this Agreement shall control.

Section 2.02. Duration of Services. Subject to the terms of this Agreement, Emergent shall use commercially reasonable efforts to provide or cause to be provided to the respective Recipient each Service until the earlier to occur of, with respect to each such Service, (a) the expiration of the term for such Service as set forth on the applicable Schedule or (b) the date on which such Service is terminated under Section 7.01(b).

Section 2.03. Services Not Included. It is not the intent of the Provider to render, nor of the Recipient to receive from the Provider, professional advice or opinions, whether with regard to Tax, legal or intellectual property matters. The Recipient shall not rely on, or construe, any Service rendered by or on behalf of the Provider as such Tax, legal or intellectual property professional advice or opinions, and the Recipient shall seek all third-party professional advice and opinions with respect to such matters. The Parties expressly agree that no Provider shall have any Liability under any professional code of conduct or other professional standards, duties or responsibilities.

Section 2.04. Additional Services. During the Term, the Recipient may identify additional services it wishes to receive that are not set forth in the Schedule, provided that such services were provided to the Aptevo Business as of the Effective Time and are necessary for its operation as conducted as of the Effective Time, (collectively, the “Additional Services”). If the Provider agrees (in its sole discretion) to provide Additional Services, the Parties shall work together in good faith to determine the associated price, terms and conditions with respect to the performance of each Additional Service. Upon written agreement to such terms, such Additional Services shall be deemed Services hereunder and the Parties shall execute a written amendment to the then-current Schedules to reflect such Additional Service. Notwithstanding the foregoing, the Provider will not have any obligation to agree to provide any Additional Services.

Section 2.05. Personnel.

(a) The Provider of any Service will have the right, in its sole discretion, to (i) designate which personnel it will assign to perform any Service unless specific personnel are identified as the personnel to be providing the applicable Service in the Schedules and (ii) remove and replace such personnel at any time; provided, however, that, in the event of any such replacement, the Provider shall use commercially reasonable efforts to replace any such personnel with personnel of similar expertise, education, training, qualification and seniority (in each case to the extent such concepts are relevant to the delivery of the applicable Service) and any such removal or replacement shall not relieve the Provider of its obligation to provide any Service hereunder on the timeline set forth in the Schedules; and provided, further, that the Provider will use its commercially reasonable efforts to take such actions as may be reasonably necessary to limit the disruption to the Recipient in the transition of the Services to different personnel. If the Recipient, in its reasonable discretion and following discussions with the Provider, requests the Provider to remove and/or replace any such personnel from their roles in respect of the Services provided by the Recipient, the Provider shall consider such request in good faith, and if such personnel are removed or replaced pursuant to the Recipient’s request, then the Provider shall be under no obligation to provide the Services previously provided by such personnel. Without limiting the foregoing, the Recipient shall have the right to remove or require the removal of any Provider personnel, agents or representatives from its premises whom the Recipient believes in good faith are in violation of applicable Law, the terms of this Agreement, or the Recipient’s reasonable policies generally applicable to its employees or other service providers and of which the Provider has knowledge based on written copies of such policies previously provided to the Provider by the Recipient.

(b) In the event that the provision of any Service by the Provider requires the cooperation and services of the personnel of the Recipient, the Recipient will use commercially reasonable efforts to make available to the Provider such personnel (who shall be appropriately qualified for purposes of so supporting the provision of such Service by the Provider) as may be necessary for the Provider to provide such Service, provided that nothing in this Agreement shall be construed as an obligation of the Provider or the Recipient to hire, or maintain the employment of, any individuals. If the Provider, in its reasonable discretion and following discussions with the Recipient, requests the Recipient to remove and/or replace any such personnel from their roles in respect of the Services being provided by the Provider, the Recipient shall consider such request in good faith.

(c) No Provider shall be liable under this Agreement for any Liabilities incurred by the Recipient Indemnified Parties that are primarily attributable to, or that are a consequence of, any actions or inactions of the personnel of the Recipient, except for any such actions or inactions undertaken pursuant to the written direction of the Provider.

(d) A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, however, that (i) the Provider shall use the same degree of care in selecting any such subcontractor as it would if such subcontractor was being retained to provide similar services to the Provider and (ii) any contract with a subcontractor pertaining to the provision of any Service by such subcontractor will be consistent with the provisions of this Agreement. Without limitation of the foregoing, the Provider agrees that any subcontract relationship that is evidenced by a written agreement will obligate the subcontractor to provisions regarding standards of service, compliance with applicable Law, inspection, Intellectual Property and confidentiality no less stringent than those contained in this Agreement. The engagement of any subcontractor in compliance with this Section 2.05(d) will not relieve the Provider of its obligations under this Agreement or any other Ancillary Agreement, including without limitation, with respect to the scope of the Services, the standard for services as set forth in ARTICLE V and the content of the Services provided to the Recipient.

(e) Nothing in this Agreement shall grant any Party, or its employees, agents, third-party providers and other Representatives, the right directly or indirectly to control or direct the employees, business or operations of the other Party or any member of its Group. The employees, agents, third-party providers and other Representatives of a Party shall not be required to report to the management of the other Party nor be deemed to be under the management or direction of the other Party. The Recipient acknowledges and agrees that, except as may be expressly set forth herein as a Service or in the Schedules or otherwise expressly set forth in the SDA, another Ancillary Agreement or any other applicable agreement, no Provider or any member of its Group shall be obligated to provide, or cause to be provided, any service or goods to any Recipient or any member of its Group.

ARTICLE III

ADDITIONAL ARRANGEMENTS

Section 3.01. Software and Software Licenses.

(a) If and to the extent requested by the Provider, the Recipient shall use commercially reasonable efforts to assist the Provider in the Provider’s efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for the provision of Services and the Recipient shall be responsible for any fees, payments or other Liabilities incurred by or on behalf of the Provider in connection with obtaining any such license or rights to the extent such license or rights relate exclusively to the provision of Services. The Parties acknowledge and agree that there can be no assurance that such efforts will be successful. In the event that the Provider is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license to allow the Provider to provide the applicable Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement.

(b) Without limitation of anything in Section 3.01(a), in the event that there are any costs associated with obtaining software licenses in accordance with Section 3.01(a), such costs shall be borne by the Recipient.

Section 3.02. Computer-Based and Other Resources. From and after the date of this Agreement, each Party and its Affiliates shall cause all of their personnel having access to the computer software, networks, hardware, technology or computer based resources of the other Party pursuant to the SDA, or any Ancillary Agreement, or in connection with performance, receipt or delivery of a Service, to comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of such other Party to the extent made known to the first Party. Each Party shall ensure that the access contemplated by this Section 3.02 shall be used by its personnel only for the purposes contemplated by, and subject to the terms of, this Agreement. Without limiting the foregoing, subject to the terms and conditions of this Agreement, during the Term, (a) the Recipient shall permit the Provider and authorized Provider Individual Users to access the Recipient Host Systems for the sole purpose of providing the Services in accordance with the terms and conditions expressly stated in this Agreement and (b) the Provider shall permit the Recipient and authorized Recipient Individual Users to access the Provider Host Systems for the sole purpose of receiving the Services in accordance with the terms and conditions expressly stated in this Agreement. Notwithstanding anything else to the contrary in this Agreement, (x) Emergent shall not permit any party (including contractors) other than Provider Individual Users to access the Recipient Host Systems without Aptevo’s prior written consent, which consent may be withheld in Aptevo’s sole discretion and (y) Aptevo shall not permit any party (including contractors) other than Recipient Individual Users to access the Provider Host Systems without Emergent’s prior written consent, which consent may be withheld in Emergent’s sole discretion.

Section 3.03. Connectivity to Host Systems.

(a) The Provider shall, at its sole expense, provide all equipment and network connectivity necessary for each of its Representatives and each Provider Individual User to connect to the Recipient Host Systems.

(b) The Recipient shall, at its sole expense, provide all equipment and network connectivity necessary for each of its Representatives and each Recipient Individual User to connect to the Provider Host Systems.

Section 3.04. Access to Facilities.

(a) Subject to Section 2.05(a), Aptevo shall, and shall cause its Subsidiaries to, allow Emergent and its Representatives reasonable access to the facilities of Aptevo necessary (including if more efficient) for Emergent to provide the Services in accordance with this Agreement. Such access shall be conditioned on compliance with applicable Laws, the terms of this Agreement, and Aptevo’s reasonable policies generally applicable to its service providers or visitors of which the Provider has knowledge based on written copies of such policies previously provided to the Provider by the Recipient.

(b) Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Subsidiaries to, afford the other Party, its Subsidiaries and Representatives, following not less than ten (10) business days’ prior written notice from the other Party, reasonable access during normal business hours to the facilities, information, systems, infrastructure, and personnel of the relevant Providers as reasonably necessary for the other Party to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, that such access shall not unreasonably interfere with any of the business or operations of such Party or its Subsidiaries.

(c) Except as otherwise permitted by the other Party in writing, each Party shall permit only its authorized Representatives, contractors, invitees or licensees to access the other Party’s facilities, and shall permit such access only to the extent necessary to perform obligations under this Agreement.

Section 3.05. Cooperation. It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed-upon levels in accordance with all of the terms and conditions of this Agreement. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to permit the Provider to provide the relevant Services and to effect a smooth and orderly transition of the Services provided under this Agreement from the Provider to the Recipient; provided, however, that this Section 3.05 shall not require either Party to incur any out-of-pocket costs or expenses exceeding $1,000 during any one (1) month period.

Section 3.06. License Grants. Subject to the terms and conditions of this Agreement, Aptevo hereby grants to Emergent a non-exclusive, non-sublicenseable (except to those other members of the Emergent Group or third-party service providers performing the Services on behalf of Emergent), non-transferable (except in accordance with Section 9.10), limited license, to use during the term of this Agreement the intellectual property that is owned or controlled by Aptevo now or in the future, solely to the extent necessary or reasonably useful for Emergent to perform the Services.

Section 3.07. Data Protection. The Provider shall only process personal data which it may receive from the Recipient, while carrying out its duties under this Agreement: (a) in such a manner as is necessary to carry out those duties and (b) in accordance with the instructions of the Recipient.

ARTICLE IV

COSTS AND DISBURSEMENTS

Section 4.01. Costs and Disbursements.

(a) Except as otherwise provided in this Agreement, Aptevo shall pay, or cause to be paid, to the Provider of Services the fee for the Services (or category of Services, as applicable) (each fee constituting the “Service Charge” and, collectively, “Service Charges”) as listed on Schedule [●]; provided, that, Emergent shall give written notice to Aptevo when, in its reasonable business judgment, Emergent believes in good faith that it is likely that Aptevo will request that Services be provided by Emergent during any contract year after the Effective Time exceeding the number of hours in the “Annual Services Work Hours Cap” set forth on Schedule [●]. Emergent shall neither have any obligation to provide nor have any right to charge for such Services above such Annual Services Work Hours Cap without the prior written consent of Aptevo. With respect to each Service or category of Services, the applicable Schedule shall set forth (i) the Recipient that will be invoiced the Service Charge for such Service or category of Services and (ii) the Provider that will be paid such Service Charge.

(b) In addition, during the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) may increase: (i) as expressly set forth on the applicable Schedule, (ii) as mutually agreed to by the Parties in writing in advance of any such increase, provided that Aptevo may withhold such agreement in its sole discretion, (iii) to the extent of any increase in the Provider’s actual and direct costs of providing a Service are increased as a result of any increase in the rates or charges imposed by any unaffiliated third-party provider that is providing Services or (iv) to reflect the removal or replacement of personnel pursuant to Section 2.05(a), prorated with respect to the portion of Services provided under this Agreement; provided that, with respect to foregoing clause (iii), the Provider shall provide the Recipient with reasonably detailed written documentation evidencing the increased fees from the applicable third-party provider and setting forth the calculation of the Provider’s increased direct costs of providing the applicable Service.

(c) Notwithstanding Section 3.05, the Recipient shall reimburse the Provider for reasonable out-of-pocket costs and expenses exceeding $1,000 during any one (1) month period incurred by the Provider or its Affiliates in connection with providing the Services (including necessary travel-related expenses) (each such cost or expense, a “Reimbursement Charge” and, collectively, “Reimbursement Charges”); provided, however, that any such cost or expense that is materially inconsistent with the Provider’s historical practice for any Service (including business travel and related expenses) shall require advance approval of the Recipient.

(d) The Service Charges and Reimbursement Charges due and payable hereunder shall be invoiced and paid in the currency expressly applicable to such Service in the relevant Schedule hereto. Each month the Provider shall provide to the Recipient an invoice setting forth the Service Charges and Reimbursement Charges for the immediately preceding month, and the Recipient shall pay the amount of each monthly invoice by wire transfer (or such other method of payment as may be agreed between the Parties) to the Provider within forty-five (45) days of the receipt of each such invoice. Each invoice provided by the Recipient to the Provider shall also include reasonably detailed documentation to support the calculation of such

Service Charges and Reimbursement Charges. In the absence of a timely notice of a billing dispute in accordance with the provisions of Article VIII of the SDA, if the Recipient fails to pay such amount by the due date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest at an annual default interest rate of twelve percent (12%), or the maximum legal rate, whichever is lower (the “Interest Payment”), accruing from the date the payment was due through the date of actual payment. In the event of any billing dispute, the Recipient shall promptly pay any undisputed amount.

(e) Subject to the confidentiality provisions set forth in Section 9.03, Emergent shall, and shall cause its Affiliates to, provide, upon ten (10) business days’ prior written notice from Aptevo, any information within Emergent’s or the Provider’s possession or control that Aptevo reasonably requests in connection with any Services being provided to Aptevo by an unaffiliated third-party provider, including any applicable invoices, agreements documenting the arrangements between such third-party provider and the Provider and other supporting documentation.

(f) If any amount to be paid under this Agreement is originally stated or expressed in a currency other than United States Dollars, then, for the purpose of determining the amount to be so paid, such amount shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the business day immediately prior to (or, if no such quote exists on such business day, on the closest business day prior to) the day on which the Party is required to make such payment.

Section 4.02. Tax Matters.

(a) Without limiting any provisions of this Agreement, the Recipient shall be responsible for (i) all excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar Taxes, (ii) any value added, goods and services or similar recoverable indirect Taxes (“VAT”) and (iii) any related interest and penalties (collectively, “Transfer Taxes”), in each case imposed or assessed as a result of the provision of Services by the Provider. In particular, but without prejudice to the generality of the foregoing, all amounts payable pursuant to this Agreement are exclusive of amounts in respect of VAT. Where any taxable supply for VAT purposes is made pursuant to this Agreement by the Provider to the Recipient, the Recipient shall either (i) on receipt of a valid VAT invoice from the Provider, pay to the Provider such additional amounts in respect of VAT as are chargeable on the supply of the services at the same time as payment is due for the supply of the services; or (ii) where required by legislation to do so, account directly to the relevant Governmental Authority for any such VAT amounts. The Party required to account for Transfer Tax shall provide to the other Party evidence of the remittance of the amount of such Transfer Tax to the relevant Governmental Authority, including, without limitation, copies of any Tax returns remitting such amount. The Provider agrees that it shall take commercially reasonable actions to cooperate with the Recipient in obtaining any refund, return, rebate, or the like of any Transfer Tax, including by filing any necessary exemption or other similar forms, certificates, or other similar documents. The Recipient shall promptly reimburse the Provider for any costs incurred by the Provider or its Affiliates in connection with the Recipient obtaining a refund or overpayment of refund, return, rebate, or the like of any Transfer Tax. For the avoidance of doubt, any applicable gross receipts-based or net income-based Taxes shall be borne by the Provider.

(b) The Recipient shall be entitled to deduct and withhold Taxes required by any Governmental Authority to be withheld on payments made pursuant to this Agreement. To the extent any amounts are so withheld, except for amounts withheld (i) attributable to the failure of the Provider to comply with the next sentence of this Section 4.02(b), (ii) attributable to backup withholding under Section 3406 of the Code or any similar provision of state, local, or non-U.S. law, or (iii) pursuant to FATCA, the Recipient shall (A) pay, in addition to the amount otherwise due to the Provider under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by the Provider will equal the full amount the Provider would have received had no such deduction or withholding been required, (B) pay such deducted and withheld amount to the proper Governmental Authority, and (C) promptly provide to the Provider evidence of such payment to such Governmental Authority. The Provider shall, prior to the date of any payment to be made pursuant to this Agreement, at the request of the Recipient, use commercially reasonable efforts to provide the Recipient any certificate or other documentary evidence that (1) is required by a Governmental Authority and/or (2) the Provider is entitled by a Governmental Authority to provide in order to reduce the amount of any Taxes that may be deducted or withheld from such payment and the Recipient agrees to accept and act in reliance on any such duly and properly executed certificate or other applicable documentary evidence.

(c) If the Provider (i) receives any refund (whether by payment, offset, credit or otherwise) or (ii) utilizes any overpayment, of Taxes that are borne by Recipient pursuant to this Agreement, then the Provider shall promptly pay, or cause to be paid, to the Recipient the amount of such refund or overpayment (including, for the avoidance of doubt, any interest or other amounts received with respect to such refund or overpayment), net of any additional Taxes the Provider incurs or will incur as a result of the receipt of such refund or such overpayment.

ARTICLE V

STANDARD FOR SERVICE

Section 5.01. Standard for Service.

(a) The Provider agrees (i) to perform the Services with at least substantially the same nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of the Provider prior to the Effective Time or, if not so previously provided, then substantially similar to that which are applicable to similar services provided to the Provider’s Affiliates or other business components; and (ii) upon receipt of written notice from the Recipient identifying any outage, interruption or other failure of any Service, to respond to such outage, interruption or other failure of such Service in a manner that is at least substantially similar to the manner in which such Provider or its Affiliates responded to any outage, interruption or other failure of the same or similar services prior to the Effective Time. The Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of the provisions of this Section 5.01 so long as the applicable Provider complies with the foregoing clause (ii). In addition, the Provider will perform all Services in a professional and workmanlike manner.

(b) Nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent the manner of such performance would constitute a violation of applicable Law or any existing contract or agreement with a third-party. If the Provider is or becomes aware of any such potential violation on the part of the Provider, the Provider shall promptly send a written notice to the Recipient of any such potential violation. The Parties each agree to cooperate and use commercially reasonable efforts to obtain any necessary third-party consents required under any existing contract or agreement with a third-party to allow the Provider to perform or cause to be performed any Service in accordance with the standards set forth in this Section 5.01. Any costs and expenses incurred by either Party in connection with obtaining any such third-party consent that is required to allow the Provider to perform or cause to be performed any Service shall be solely the responsibility of the Recipient. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required third-party consent or the performance of such Service by the Provider would continue to constitute a violation of applicable Laws, the Provider shall use commercially reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 5.01.

Section 5.02. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES AND EACH PARTY, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO OTHER REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY SERVICE FOR A PARTICULAR PURPOSE.

Section 5.03. Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance and its subcontractors’ compliance with any and all Laws applicable to its performance under this Agreement. No Party will knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.

ARTICLE VI

REPRESENTATIONS; LIMITED LIABILITY AND INDEMNIFICATION

Section 6.01. Representations. The Provider represents, warrants and covenants with respect to itself and the Recipient represents, warrants and covenants with respect to itself:

(a) this Agreement is a legal and valid obligation binding upon such Person and enforceable in accordance with its terms, and that such Person will undertake and perform all of its obligations as set forth in this Agreement; and

(b) all of such Person’s personnel are, and shall at all times during the Term remain, sufficient in number and qualification to perform or receive, as applicable, the Services.

Section 6.02. Consequential and Other Damages. Notwithstanding anything to the contrary contained in the SDA or this Agreement, the Provider shall not be liable to the Recipient or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by the Provider (including any Affiliates and Representatives of the Provider and any unaffiliated third-party providers, in each case, providing the applicable Services) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers.

Section 6.03. Limitation of Liability. THE LIABILITIES OF EACH PARTY AND ITS AFFILIATES AND REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AT LAW OR EQUITY, SHALL NOT EXCEED THE TOTAL AGGREGATE AMOUNTS PAID OR PAYABLE TO EMERGENT BY APTEVO PURSUANT TO THIS AGREEMENT DURING THE ONE YEAR PRECEDING THE EVENT THAT GAVE RISE TO SUCH LIABILITY.

Section 6.04. Obligation To Reperform; Liabilities. In the event of any breach of this Agreement by any Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Provider shall (a) promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the request of the Recipient and at the sole cost and expense of the Provider and (b) subject to the limitations set forth in Section 6.02 and Section 6.03, reimburse the Recipient and its Affiliates and Representatives for Liabilities attributable to such breach by the Provider. The remedy set forth in this Section 6.04 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement. Any request for re-performance in accordance with this Section 6.04 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than two (2) months from the date such error, defect or breach becomes apparent or should have reasonably become apparent to the Recipient.

Section 6.05. Release and Recipient Indemnity. Subject to Section 6.02, each Recipient hereby releases the applicable Provider and its Affiliates and Representatives (each, a “Provider Indemnified Party”), and each Recipient hereby agrees to indemnify, defend and hold harmless each such Provider Indemnified Party from and against (a) all Liabilities arising from, relating to or in connection with, in each case to the extent suffered, sustained or incurred by the Provider Indemnified Party pursuant to a Third-Party Claim, the provision of any Services by Provider hereunder or the use of any Services by any Recipient or any of its Affiliates, Representatives or other Persons, except in each case to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable Provider Indemnified Party’s bad faith, gross negligence or willful misconduct, and (b) all Liabilities arising from, relating to or in connection with a breach by any Recipient of its obligations under this Agreement.

Section 6.06. Provider Indemnity. Subject to Section 6.02, each Provider hereby agrees to indemnify, defend and hold harmless the applicable Recipient and its Affiliates and Representatives (each a “Recipient Indemnified Party”), from and against all Liabilities arising from, relating to or in connection with, in each case to the extent suffered, sustained or incurred by the Recipient Indemnified Party pursuant to a Third-Party Claim, the provision of any Services by Provider hereunder or the use of any Services by any Recipient or any of its Affiliates, Representatives or other Persons, in each case to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable Provider’s bad faith, gross negligence or willful misconduct.

Section 6.07. Indemnification Procedures. The provisions of Sections 4.4 and 4.5 of the SDA shall govern claims for indemnification under this Agreement.

Section 6.08. Liability for Payment Obligations. Nothing in this ARTICLE VI shall be deemed to eliminate or limit, in any respect, Aptevo’s express obligation in this Agreement to pay Service Charges and Reimbursement Charges for Services rendered in accordance with this Agreement.

Section 6.09. Exclusion of Other Remedies. Notwithstanding anything to the contrary contained in the SDA, the provisions of Section 6.04, Section 6.05 and Section 6.06 of this Agreement shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Provider Indemnified Parties and the Recipient Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

Section 6.10. Confirmation. Neither Party excludes responsibility for any liability which cannot be excluded pursuant to applicable Law.

ARTICLE VII

TERM AND TERMINATION

Section 7.01. Term and Termination.

(a) This Agreement shall commence immediately upon the Effective Time and shall terminate upon the earliest to occur of: (i) the second (2nd) anniversary of the Effective Time, (ii) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement and the Schedules or (iii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b) Without prejudice to a Recipient’s rights with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to any individual Service or a portion thereof:

(i) for any reason or no reason, upon providing the requisite prior written notice to the Provider pursuant to the Schedules and in any event, at least thirty (30) days’ prior notice; provided, however, that the Recipient shall pay to the Provider the necessary and reasonable documented out-of-pocket costs incurred prior to Provider’s receipt of such notice or in connection with the wind down of such Service other than any employee severance and relocation expenses; or

(ii) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure continues to exist forty-five (45) days after receipt by the Provider of written notice of such failure from the Recipient.

(c) Without prejudice to a Provider’s rights with respect to a Force Majeure, Provider may terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof if the Recipient of such Service (i) has failed to pay Service Charges or Reimbursement Charges or any other amounts due under this Agreement with respect to such Service, and such failure shall continue to exist twenty (20) business days after receipt by the Recipient of written notice of such failure to pay from the Provider, or (ii) has failed to perform any of its other material obligations under this Agreement with respect to such Service, and such failure shall continue to exist forty-five (45) days after receipt by the Recipient of written notice of such failure from the Provider.

In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately. The Parties acknowledge that there may be interdependencies among the Services being provided under this Agreement that may not be identified on the applicable Schedules and agree that, if the Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of another Service in accordance with Section 7.01(b)(i), then the Parties shall negotiate in good faith to amend the Schedule relating to such affected continuing Service, which amendment shall be in writing and consistent with the terms of, and the pricing methodology used for, comparable services.

Section 7.02. Effect of Termination. Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided, however, that the Recipient shall remain obligated to the relevant Provider for the (a) Service Charges and Reimbursement Charges owed and payable in respect of Services provided prior to the effective date of termination and (b) any applicable charges described in Section 7.01(b)(i), which charges shall be payable only in the event that the Recipient terminates any Service pursuant to Section 7.01(b)(i). In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, ARTICLE I, Section 4.02, Section 4.03, Section 5.02, ARTICLE VI (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), ARTICLE VII, ARTICLE VIII, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and Reimbursement Charges and any applicable charges payable pursuant to Section 7.01(b)(i), shall continue to survive indefinitely.

Section 7.03. Force Majeure.

(a) Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of a Force Majeure; provided, however, that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of such Force Majeure on its obligations; and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates with respect to such Service. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.

(b) During the period of a Force Majeure affecting the Provider, the Recipient shall be entitled to permanently terminate such Service(s) (and, in any event, shall be relieved of the obligation to pay Service Charges and Reimbursement Charges for such Services(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than twenty (20) consecutive days, it being understood that the Recipient shall not be required to provide any advance notice of such termination to the Provider or pay any charges in connection therewith.

ARTICLE VIII

DISPUTE RESOLUTION; SERVICES MANAGERS

Notwithstanding anything to the contrary in the SDA, any Dispute (as defined below) shall be resolved exclusively in accordance with the following provisions of this ARTICLE VIII:

Section 8.01. Disputes. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof (a “Dispute”), shall be resolved: (a) first, by negotiation between the applicable Emergent Local Service Manager and the Aptevo Local Service Manager, then (if there remains a Dispute) negotiation between the Emergent Services Manager and the Aptevo Services Manager (each as defined below), and then (if there remains a Dispute) negotiation by and among the members of the Transition Committee, with the possibility of mediation as provided in Section 8.02; and (b) then, if negotiation and mediation fail, by binding arbitration as provided in Section 8.03. Each Party agrees on behalf of itself and each of its Subsidiaries that the procedures set forth in this ARTICLE VIII shall be the exclusive means for resolution of any Dispute. The initiation of mediation or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.

Section 8.02. Negotiation and Mediation. If either Party serves written notice of a Dispute upon the other party (a “Dispute Notice”), the Parties will first attempt to resolve such

Dispute by direct discussions and negotiation (including as set forth in Section 8.01). If the parties to the Dispute agree, the Parties may also attempt to resolve the Dispute by a mediation administered by the International Institute for Conflict Prevention & Resolution (“CPR”) under its Mediation Procedure.

Section 8.03. Arbitration.

(a) If a Dispute is not resolved within forty-five (45) days (or later if mutually agreed by the Parties) after the service of a Dispute Notice, either Party shall have the right to commence arbitration. The arbitration shall be administered by the CPR pursuant to its Arbitration Rules and Procedures. References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the CPR include any successor thereto. The arbitration shall be before three (3) arbitrators. Each Party shall designate one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Rules. The two Party-appointed arbitrators will select the third, who will serve as the panel’s chair or president. This arbitration provision, and the arbitration itself, shall be governed by the Laws of the State of Delaware and the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

(b) Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. At the request of a Party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of five per Party and shall be held within forty-five (45) days of the grant of a request. Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown. Each deposition shall be limited to a maximum of one day’s duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The Parties shall not utilize any other discovery mechanisms, including international processes and U.S. federal statutes, to obtain additional evidence for use in the arbitration. Any Dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. All discovery shall be completed within sixty (60) days following the appointment of the arbitrators. All costs and fees relating to the retrieval, review and production of electronic discovery shall be paid by the Party requesting such discovery.

(c) The panel of arbitrators shall have no power to award non-monetary or equitable relief of any sort. The arbitrators shall have no power or authority, under the CPR Rules for Non-Administered Arbitration or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement. The award of the arbitrators shall be final, binding and the sole and exclusive remedy to the Parties. Either Party may seek to confirm and enforce any final award entered in arbitration, in any court of competent jurisdiction.

(d) Absent fraud or manifest error, any arbitral award issued hereunder shall be final and binding on the Parties.

(e) Except as may be required by Law or any applicable rules and regulations of any stock exchange, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

Section 8.04. Interim Relief. At any time during the resolution of a Dispute between the Parties, either Party has the right to apply to any court of competent jurisdiction for interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the Parties’ rights or to maintain the Parties’ relative positions until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

Section 8.05. Remedies. The arbitrators shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement nor any right or power to award punitive, exemplary or treble damages (or other multiple damages that are not actual damages).

Section 8.06. Expenses. Each Party shall bear its own costs, expenses and attorneys’ fees in pursuit and resolution of any Dispute; provided, however, that, in the event of any arbitration with respect to any Dispute pursuant to Section 8.03 in which the arbitrator issues an arbitral award in an amount that is within ten percent (10%) of the amount of the most recent bona fide written settlement offer submitted by a Party and rejected by a Party in connection with such Dispute, then the Party that rejected such settlement offer shall bear both Parties’ costs, expenses and attorneys’ fees incurred in connection with such arbitration (including the fees and expenses of any arbitrator).

Section 8.07. Continuation of Services and Commitments. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective Subsidiaries to, continue to honor all commitments under this Agreement to the extent required by this Agreement during the course of dispute resolution pursuant to the provisions of this ARTICLE VIII with respect to all matters related to such Dispute.

Section 8.08. Transition Services Managers.

(a) Emergent hereby appoints and designates the individual holding the Emergent position set forth on Exhibit A to act as its initial services manager (the “Emergent Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Services and have authority to act on Emergent’s behalf with respect to matters relating to the provision of Services under this Agreement. The Emergent Services Manager will be a member of the Transition Committee established pursuant to Section 2.14 of the SDA. The Emergent Services Manager will work with the personnel of the Emergent Group to periodically address issues and matters raised by Aptevo relating to the provision of Services under this Agreement. Notwithstanding the requirements of Section 9.06, all communications from Aptevo to Emergent pursuant to this Agreement regarding routine matters involving a Service shall be made through the individual specified as the local service manager (the “Emergent Local Service Manager”) with respect to such Service on the applicable Schedule or such other individual as may be specified by the Emergent Services Manager in writing and delivered to Aptevo by email or facsimile transmission with receipt confirmed. Emergent shall notify Aptevo of the appointment of a different Emergent Services Manager or Emergent Local Service Manager(s), if necessary, in accordance with Section 9.06.

(b) Aptevo hereby appoints and designates the individual holding the Aptevo position set forth on Exhibit A to act as its initial services manager (the “Aptevo Services Manager”), who will be directly responsible for coordinating and managing the receipt of the Services and have authority to act on Aptevo’s behalf with respect to matters relating to this Agreement. The Aptevo Services Manager will be a member of the Transition Committee established pursuant to Section 2.14 of the SDA. The Aptevo Services Manager will work with the personnel of the Aptevo Group to periodically address issues and matters raised by Emergent relating to this Agreement. Notwithstanding the requirements of Section 9.06, except for in-person communications made during the course of performing and receiving the Services, all communications from Emergent to Aptevo pursuant to this Agreement regarding routine matters involving a Service shall be made through the individual specified as the local service manager (the “Aptevo Local Service Manager”) with respect to such Service on the applicable Schedule or as specified by the Aptevo Services Manager in writing and delivered to Emergent by email or facsimile transmission with receipt confirmed. Aptevo shall notify Emergent of the appointment of a different Aptevo Services Manager or Aptevo Local Service Manager(s), if necessary, in accordance with Section 9.06.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01. Provisions from the SDA. The Parties agree and acknowledge that this Agreement is an Ancillary Agreement and, therefore, that certain provisions of the SDA apply hereto (including any capitalized terms used but not defined herein), provided, however, that if there is any conflict between the terms of this Agreement and the terms of the SDA, the terms of this Agreement apply with respect to the subject matter hereof. Sections 11.1 (Counterparts; Entire Agreement; Corporate Power), 11.2 (Governing Law), 11.6 (Severability), 11.10 (Headings), 11.11 (Survival of Covenants), 11.12 (Waivers of Default), 11.14 (Amendments) and 11.16 (No Set Off) of the SDA are incorporated herein by reference, mutatis mutandis.

Section 9.02. No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party an agent of an unaffiliated party in the conduct of such other party’s business. A Provider of any Service under this Agreement shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, national, state, local or foreign.

Section 9.03. Treatment of Confidential Information. Each Party shall, and shall cause its Affiliates and its and their Representatives to, treat all Confidential Information of the other Party in accordance with Section 7.7 of the SDA. For the avoidance of doubt, all proprietary or Confidential Information of (a) Aptevo or any Recipient that is received or accessed by any Provider or its personnel, agents or Representatives in the course of performing obligations under this Agreement constitutes Aptevo’s Confidential Information and (b) Emergent or any Provider that is received or accessed by any Recipient or its personnel, agents or Representatives in the course of performing obligations under this Agreement constitutes Emergent’s Confidential Information.

Section 9.04. Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 9.05. Dispute Resolution. Any Dispute shall be resolved in accordance with the procedures set forth in Article VIII of the SDA, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified herein or in Article VIII of the SDA.

Section 9.06. Notices. Except with respect to routine communications by the Emergent Services Manager, Aptevo Services Manager, Emergent Local Services Manager and Aptevo Local Services Manager under Section 8.08, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.06):

(i)	if to Emergent:

[●]

with copies to:

[●]

(ii)	if to Aptevo:

[●]

with copies to:

[●]

Section 9.07. Entire Agreement. This Agreement, together with the documents referenced herein (including the SDA, the Quality Agreement and any other Ancillary Agreements) contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

Section 9.08. No Third-Party Beneficiaries. Except as provided in ARTICLE VI with respect to Provider Indemnified Parties and Recipient Indemnified Parties, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 9.09. Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules to this Agreement unless otherwise specified; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (f) the word “or” shall not be exclusive; (g) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [●], 2016, regardless of any amendment or restatement hereof; (h) the verb “will” means “shall”; (i) except where the context otherwise requires, references to Subsidiaries of Aptevo refers to Persons that will be Subsidiaries of Aptevo upon consummation of the Distribution; (j) Emergent and Aptevo have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless business days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a business day, the period shall end on the next succeeding business day.

Section 9.10. Assignability. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Emergent and Aptevo, except that each Party may:

(a) assign all of its rights and obligations under this Agreement to any of its Subsidiaries (so long as it remains a Subsidiary); provided, that in connection with any such assignment, the assigning Party provides a guarantee to the non-assigning Party (in a form reasonably agreed upon) for any liability or obligation of the assignee under this Agreement; and

(b) in connection with the sale, transfer or other divestiture to an acquiror (that, in the case of an assignment by a Recipient, is not a competitor of the Provider) of all or substantially all of an entire product line, division or other business unit to which this Agreement relates, assign to the acquiror of such product line, division or other business unit its rights and obligations as a Recipient (in the case of an assignment by a Recipient) or a Provider (in the case of an assignment by a Provider) under this Agreement to the extent related to such product line, division or other business unit; provided that (i) in connection with any such assignment, the assigning Party provides a guarantee to the non-assigning Party (in a form reasonably agreed upon) for any liability or obligation of the assignee under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, and (iii) the Parties shall in good faith negotiate any amendments to this Agreement, including the Schedules hereto, that may be necessary or appropriate in order to assign such Services.

Section 9.11. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of either Emergent or Aptevo or their Affiliates shall have any liability for any Liabilities of Emergent or Aptevo, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

Section 9.12. Expenses. Except as expressly set forth in this Agreement, all fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement will be borne by the Party incurring such fees, costs or expenses.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

EMERGENT BIOSOLUTIONS INC.

By:
Name:
Title:

APTEVO THERAPEUTICS INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

Exhibit A

Services Managers

Exhibit B

Quality Agreement